Amendment No. 3 to Foreign Custody Manager Agreement

This Amendment No. 3 dated November 15, 2018 (this “Amendment”) is to the Foreign Custody Manager Agreement dated July 2, 2001, as amended, (the “Agreement”), between The Bank of New York Mellon (formerly, The Bank of New York) (the “Custodian”) and Segall Bryant & Hamill Trust (formerly, Westcore Trust) (the “Trust”).

WHEREAS, the Custodian and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Appendix B to the Agreement is replaced in its entirety with the new Appendix B attached hereto and incorporated by reference herein.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

SEGALL BRYANT & HAMILL TRUST		THE BANK OF NEW YORK MELLON

By:	/s/ Jasper R. Frontz	By:	/s/ Robert C. Jordan
Name:	Jasper R. Frontz	Name:	Robert C. Jordan
Title:	Treasurer and Chief Compliance Officer	Title:	Director

Appendix B

(effective as of __________, 2018)

List of Series

Segall Bryant & Hamill Micro Cap Fund

Segall Bryant & Hamill Small Cap Value Dividend Fund

Segall Bryant & Hamill Small Cap Growth Fund

Segall Bryant & Hamill Small Cap Growth Fund II

Segall Bryant & Hamill Smid Cap Value Dividend Fund

Segall Bryant & Hamill Mid Cap Value Dividend Fund

Segall Bryant & Hamill Mid Cap Value Dividend Fund II

Segall Bryant & Hamill Large Cap Dividend Fund

Segall Bryant & Hamill Fundamental International Small Cap Fund

Segall Bryant & Hamill Global Large Cap Fund

Segall Bryant & Hamill Plus Bond Fund

Segall Bryant & Hamill Quality High Yield Fund

Segall Bryant & Hamill Municipal Opportunities Fund

Segall Bryant & Hamill Colorado Tax Free Fund

Segall Bryant & Hamill Short Term Plus Fund